HOTEL ACQUISITION AGREEMENT

THIS HOTEL ACQUISITION AGREEMENT ("Agreement") is entered into as of the first day of March, 2002 by and between HARRELL HOSPITALITY GROUP, INC., a Delaware corporation whose address for notice is 16475 North Dallas Parkway, Suite 410, Addison, Texas 75001 ("HHG") and GALWAY FINANCIAL GROUP, INC., a Delaware corporation whose address for notice is Nine Greenwich Office Park, Greenwich, Connecticut 06831-5147 ("Galway"), and provides as follows:

R E C I T A L S

WHEREAS, HHG is a hotel management company with offices in Dallas, Texas and London, England and has experience in locating hospitality properties (individually, a "Hotel" or collectively, the "Hotels"), analyzing and evaluating the operations of Hotels, as well as managing Hotels;

WHEREAS, Galway is a real estate investment banking firm with offices in Greenwich, Connecticut and London, England and has experience in acquiring and managing real estate as well as locating and negotiating with sources of equity and financing for real estate properties;

WHEREAS, HHG and Galway desire to work together to utilize their respective business strengths in locating, evaluating, and acquiring Hotels in the United States, Canada and the Caribbean;

WHEREAS, the parties acknowledge that the due diligence expenses involved in the attempts to acquire Hotels are expected to be significant, and that HHG will need to raise additional operating liquidity of up to $1,000,000 (the "New Funds"), and that Galway will assist HHG in obtaining such New Funds; and that such New Funds may be necessary to reimburse the parties for due diligence expenses;

WHEREAS, the parties acknowledge that they expect R P Corporate Strategy Limited ("RPC"), or its assignee, to provide certain assistance in the Hotel acquisition process;

NOW THEREFORE, in consideration of the premises, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

    ARTICLE 1. HOTEL ACQUISITIONS

1.1 Objectives of the Agreement. The parties agree to provide services detailed herein and work in close coordination with each other with the common goal of closing Hotel acquisitions that result in long-term management contracts in the Hotels for HHG, a fee to Galway at closing of each Hotel, a fee at closing of each Hotel to cover due diligence expenses of both parties, and obtaining a Carried Interest in each Hotel that benefits both HHG and Galway. For purposes of this Agreement, the term "Carried Interest" shall mean a present ownership interest in the entity that becomes the owner of the Hotel at closing (the "Ownership Entity"), that HHG and Galway receive the benefit of without the necessity of contributing their own cash or property to the Ownership Entity. With respect to the closing of the first Hotel and the second Hotel, 50% of the Carried Interest in the Ownership Entit(ies) shall be owned by HHG and 50% of the Carried Interest in the Ownership Entit(ies) shall be owned by Galway. It is the goal of the parties to close at least ten (10) Hotel acquisitions by May 31, 2003. Following the closing of the second Hotel acquisition, as more particularly set forth in paragraph 2.5 hereof, it is anticipated that Galway will exchange its Carried Interests in the first two Hotels for certain shares of common stock of HHG. Thereafter, all Carried Interests in Hotels are anticipated to be owned entirely by HHG, with Galway obtaining benefit by receiving certain additional shares of HHG common stock for the first nine Hotels.

1.2 Duties of the Parties. The parties desire to effect Hotel acquisitions on a prompt and efficient basis, using the strengths of the respective parties to guide the primary allocation of responsibilities.

  A. Locating Target Hotels. Each party will use its best efforts and contacts to locate potential Hotels for acquisition, although it is understood that through its contacts in the hospitality industry, HHG will be primarily expected to be responsible for locating potential target Hotels.

  B. Initial Analysis and Evaluation. HHG will normally be the first to undertake a brief overview of the Hotel and make initial suggestions for further review. HHG will refer the Hotel on to Galway and RPC for further comment and analysis. If HHG and Galway both agree to pursue the particular Hotel further, HHG will undertake a more detailed analysis of the Hotel operations.

  C. Pricing and Financing Evaluation. HHG will have a significant role in estimating real estate values based in part on market comparables. HHG and Galway will both work to negotiate the best terms for purchasing properties, with Galway taking the primary and initial responsibility for analyzing the existing loans on the potential properties as well as potential financing alternatives for both debt and equity.

  D. Letter of Intent and Contract. Galway and HHG shall discuss potential properties after the initial reviews and evaluations, and if the parties both desire to proceed, Galway shall prepare a draft of the letter of intent (the "LOI") to purchase the hotel and deliver it to HHG for its review and comment. After the LOI is approved by both Galway and HHG, Galway shall deliver it to the seller. Both HHG and Galway shall participate in the negotiation of the terms with the seller, and HHG and Galway shall arrange for the preparation of the purchase contract (the "Purchase Contract"). Investment decisions will be based, among other things, on initial price, minimizing the costs and other burdens of any restructured financing and the value creation potential based on HHG's management efforts and ability to improve operational cash flow. The execution of a Purchase Contract and the decision to allow any contract earnest money to go "firm" is subject to the approval of both Galway and HHG, which approval may be withheld in the sole discretion of either party.

E. Debt and Equity for the Acquisitions. Galway will be responsible for obtaining the financing necessary for the Hotel acquisition and for coordinating with lenders (including senior, mezzanine and subordinate lenders) involved in the Hotels acquisition. Galway will be responsible for determining the best available terms relative to pricing, structuring and restructuring loans necessary for the acquisition. Galway will negotiate the terms of the debt and equity investments on behalf of HHG and Galway. Galway will provide, or arrange from others, the earnest money deposits that may be required under purchase contracts and for any equity required for the Hotels, given the amount and terms of the debt financing. Galway will use its best efforts to obtain the greatest amount of Carried Interest possible in the Ownership Entity. Prior to offering any equity ownership to any third-party investors both Galway and HHG shall have a first right of refusal to supply any needed equity themselves on a pro rata basis. If either Galway or HHG supplies the total equity needed, there shall still be a total Carried Interest of 25% of the Ownership Entity, unless otherwise agreed in writing with respect to that specific acquisition.

F. Post-Closing Duties. At closing of a Hotel acquisition, the Ownership Entity and HHG shall enter into a separate management agreement whereby HHG will manage the operations of the Hotel. Following the acquisition, the Ownership Entity may also engage Galway to act as its asset manager and handle the accounting and reporting duties for the Ownership Entity.

1.3 The Contracting and Ownership Entit(ies). The parties shall form a corporation or a limited liability company, to be known as the "Harrell - Galway Associates, Inc." or "Harrell - Galway Associates, L.L.C. to serve specifically as the contracting entity (the "Contracting Entity") for purposes of executing an LOI or Purchase Contract. Harrell and Galway shall each own 50% of the Contracting Entity. Any actions, activities, contracts or agreements undertaken by the Contracting Entity are subject to the express approval of both HHG and Galway. On or before closing of the Hotel acquisition, the Purchase Contract shall be assigned to the Ownership Entity, which shall be a single-purpose entity that provides limited liability for its constituent owners. The total amount of Carried Interest ownership by HHG (and Galway in the first two Hotels) in the Ownership Entity will vary from transaction to transaction, depending on the terms that can be negotiated with outside investors, if any are needed to supply the equity necessary to close the Hotel acquisition.

1.4 Expenses. Once the New Funds are raised, Approved Expenses incurred by a party are eligible for reimbursement by the Contracting Entity. In the event that the Contracting Entity does not have sufficient cash to fully reimburse the Approved Expenses, HHG agrees to loan to the Contracting Entity the funds necessary to reimburse such party or parties, up to a total amount loaned equal to the total New Funds actually received by HHG. These loans shall be repaid, with interest at 8% per annum, out of any future fees received by the Contracting Entity. Neither Galway nor HHG shall knowingly incur Approved Expenses that exceed the amount of loans available from HHG, without the express consent of the other party. In the event that there are Approved Expenses that remain unpaid after such loans, Galway and HHG agree that they shall bear such unreimbursed Approved Expenses equally. These unreimbursed Approved Expenses are eligible to be paid out of any future fees received by the Contracting Entity and shall have priority over repayment of HHG loans. In the event that the Contracting Entity does not receive future fees that repay the HHG loans, Galway agrees to purchase at par one half of the outstanding HHG loans, and upon the purchase of such loans, the Contracting Entity shall be obligated to repay HHG and Galway, on a pari passu basis, the full amount of such loans. "Approved Expenses" shall mean those types of fees and costs more particularly described on Exhibit "A" attached hereto that are approved by the parties in the budget for such proposed Hotel acquisition, but shall not include the general overhead of HHG and Galway or the types of expenses further described on Exhibit "B" attached hereto. At or prior to the time of acceptance of an LOI, the parties shall agree upon a budget for Approved Expenses for that particular Hotel acquisition (the "Budget") in the form substantially set forth on Exhibit "C," which Budget shall indicate the type of expense, the party expected to incur the expense, and the allowable budgeted amount for that expense. The parties shall use their best efforts to keep all third-party fees under the budgeted amount for such fees, but the parties recognize that certain fees, such as surveying fees, legal fees and other professional fees and third-party fees may not be subject to a fixed price at the date of preparing the Budget, and therefore such overruns of third-party fees shall nevertheless be deemed Approved Expenses if incurred in good faith. Otherwise, the amount of expenses incurred by a party that exceeds the Budget for that item shall not be an Approved Expense unless both parties in writing modify the Budget to increase that item.

    ARTICLE 2 FEES AND COMPENSATION

2.1 Galway Fee. Upon the closing of each Hotel acquisition during the exclusivity period set forth in paragraph 9.1(c), Galway shall be entitled to receive in cash at closing an amount equal to one percent (1%) of the total aggregate cost (the total acquisition debt and equity) of the Hotel, irrespective of the proportions of debt or equity or the identity of the parties supplying the equity (the "Galway Closing Fee"). The parties agree that every transaction shall be structured from its inception to incorporate the Galway Closing Fee as a cost to the Ownership Entity, and the Galway Closing Fee shall be paid in full at closing of the Hotel acquisition to which it relates. The parties acknowledge that Galway will pay twenty percent (20%) of each Galway Closing Fee to RPC or its assigns in consideration for the efforts of RPC. The Galway Closing Fee is payable only upon the closing of a Hotel acquisition and there shall be no fee payable to Galway or cumulating for the benefit of Galway (other than Approved Expenses of Galway) with respect to efforts under this Agreement to purchase Hotels that do not result in actual acquisitions, regardless of the time expended or the reason the closing does not occur. After the period of exclusivity set forth in paragraph 9.1(c), Galway shall nevertheless be entitled to receive the Galway Closing Fee on the closing of any Hotel acquisition that was actively reviewed and considered by the parties during the period of exclusivity, provided that such closing occurs within twenty-four (24) calendar months of the end of the exclusivity period. Further, after the period of exclusivity set forth in paragraph 9.1(c), Galway shall be entitled to receive the Galway Closing Fee on the closing of any Hotel acquisition even if not considered during the exclusivity period, provided that Galway is the procuring cause in obtaining the financing or the equity for that particular Hotel and for which Hotel HHG receives a Carried Interest; however, for those transactions, Galway understands that it shall enter into a written fee agreement with HHG relating to that specific Hotel prior to beginning any activities to attempt to place such debt or equity. In such case, HHG shall not be required to enter into a fee agreement with Galway on a specific Hotel if HHG has already committed to use another party to locate debt or equity for such acquisition.

2.2 HHG Management Fee. For each Hotel acquisition, HHG shall be appointed the manager of the Hotel, and HHG and Galway shall cause the Ownership Entity to enter into a management agreement pursuant to the terms of HHG's customary management agreement. Such management agreement shall be for a minimum initial term of five years and shall provide for a management fee to HHG (the "HHG Management Fee") of four percent (4%) of the total revenues of the Hotel, payable monthly, or such other fee structure as HHG may agree. The parties agree that every transaction shall be structured from its inception to incorporate the HHG Management Fee as a cost to the Ownership Entity. The HHG Management Fee is payable only for the Hotels actually acquired, and there shall be no fee payable to HHG or cumulating for the benefit of HHG (other than Approved Expenses of HHG) with respect to efforts under this Agreement to purchase Hotels that do not result in actual acquisitions, regardless of the time expended or the reason the closing does not occur.

2.3 Due Diligence Fee. Upon the closing of each Hotel acquisition, the Contracting Entity shall be entitled to receive in cash at closing an amount equal to one and one-half percent (1.5%) of the total purchase price for the Hotel as a fee for due diligence expenses (the "Due Diligence Fee"), and is payable regardless of the actual due diligence expenses incurred with respect to that Hotel acquisition. The purpose of the Due Diligence Fee is to provide a source for the Contracting Entity to pay the Approved Expenses of the parties. The Due Diligence Fee is a figure that includes the estimated Approved Expenses associated with hotel due diligence efforts that do not result in closed acquisitions. For this reason, the parties may revise from time to time (by mutual agreement in writing) the amount of the Due Diligence Fee to more accurately recoup the total Approved Expenses being incurred by the parties under this Agreement. The parties agree that every transaction shall be structured from its inception to incorporate the Due Diligence Fee as a cost to the Ownership Entity. If possible through the use of expense deposits or otherwise, Galway will also use its best efforts to structure transactions with potential investors so that those investors pay the actual Approved Expenses, or a portion thereof, even if the proposed acquisition does not close.

2.4 Carried Interests. For each Hotel acquisition, HHG and Galway shall use their best efforts to obtain the largest Carried Interest possible, given the availability and terms of the debt and equity available for the acquisition. If possible, transactions will be structured to provide the maximum debt and minimum equity such that Galway and HHG can reserve the maximum Carried Interests for themselves, while achieving acceptable operating cash and liquidity for the expected needs of the Ownership Entity. Prior to making a proposal to potential outside investors, Galway and HHG shall discuss the anticipated Carried Interest for the particular Hotel acquisition. The parties recognize that the percentage of Carried Interest with respect to any particular Hotel may be subject to a number of factors, including distressed nature of the property, the capital expenditures that cannot be funded from operating revenues of the Hotel, the recent earnings history of the Hotel and the projected profitability of the Hotel. The tax liability, if any, that may arise from a Carried Interest shall be borne by the respective party owning the Carried Interest. In each acquisition, the Carried Interest shall be a limited liability interest in the Ownership Entity (whether as shareholder, member or limited partner, as the case may be).

2.5 Asset Management Fee. Following a Hotel acquisition, the Ownership Entity and Galway may enter into an asset management agreement whereby Galway would handle aspects relating to the real estate owned by the Ownership Entity, including the positioning for a sale or refinance of the Hotel, as well as certain other duties on behalf of the Ownership Entity, such as financial reporting to the owners of the Ownership Entity, accounting and tax returns for the Ownership Entity. These obligations and duties would be pursuant to a separate asset management agreement entered into between Galway and each Ownership Entity and would provide for a usual and customary fee (the "Asset Management Fee") to be paid to Galway by the Ownership Entity.

2.6 No Other Fees or Interests. The parties agree that, except as set forth in this Agreement, there shall be no brokers fees, finders fees, loan fees or other fees, compensation or thing of value to be paid to Galway as a result of a Hotel acquisition, or in connection with a loan involving the Hotel or the Ownership Entity or equity raised in connection with the Hotel or the Ownership Entity. In the event such a fee to Galway is paid, the fee shall be immediately remitted by Galway to the Contracting Entity. However, the parties agree to cooperate in attempting to develop other opportunities and referrals for HHG and Galway, and the parties shall negotiate in good faith to determine if compensation should be payable for such other opportunities. Any such compensation shall be subject to the negotiation and execution of a separate agreement regarding such opportunities.

    ARTICLE 3 EQUITY IN HHG

3.1 Exchange of Carried Interest and Contracting Entity for Equity of HHG. As set forth in paragraph 1.1 hereof, with respect to the first Hotel acquisition and the second Hotel acquisition under this Agreement, the total Carried Interest shall initially be owned separately by Galway and HHG, with each party owning 50% of such Carried Interest. Upon the closing of the second Hotel acquisition, provided that such acquisition occurs prior to September 30, 2002, Galway shall convey to HHG all of Galway's Carried Interests in both Hotels for shares of Class A Common stock of HHG, par value $.002 ("HHG Common Stock") equal in number to six percent (6%) of the issued and outstanding HHG Common Stock. Following such exchange, all Carried Interests of any Hotel acquired under this Agreement and all ownership interests in the Contracting Entity shall be owned entirely by HHG, and the benefit to Galway for such Carried Interest shall come from the benefits of owning equity in HHG. If the closing of the second Hotel acquisition under this Agreement does not occur on or before September 30, 2002, Galway shall have no right to exchange its Carried Interest(s) for shares of Harrell, unless otherwise later agreed to by HHG in writing.

3.2 Issuance of Additional Shares to Galway for Additional Hotel Acquisitions. Following the exchange of Carried Interests for HHG Common Stock set forth in paragraph 3.1 above, for each closing of the third Hotel acquisition through the ninth Hotel acquisition (provided that the closings occur on or prior to May 31, 2003), HHG shall issue to Galway additional HHG Common Stock, such that Galway will own two percent (2%) more of the issued and outstanding HHG Common Stock. It is intended that therefore, following the closing of the ninth Hotel acquisition on or before May 31, 2003, Galway will own twenty percent (20%) of the HHG Common Stock. Galway shall receive no additional shares of HHG Common Stock for additional Hotel acquisitions following the ninth acquisition; however, even if Galway is no longer entitled to receive equity of HHG, for each subsequent closing under this Agreement , Galway shall continue to receive the Galway Closing Fee pursuant to paragraph 2.1 hereof and the rights to reimbursement of certain expenses as set forth in paragraph 1.4 hereof.

3.3 Issuance of Stock Options or Class B Preferred to Galway. HHG discloses to Galway that HHG has granted or will be granting options for certain persons to purchase approximately 21,500,000 shares of HHG Common Stock, all of which are listed on Exhibit D attached hereto. HHG is contemplating creating a new series of Class B Preferred stock ("Class B Preferred") and offering to exchange certain of the options for shares of Class B Preferred. In addition to the shares of HHG Common that Galway would be issued pursuant to paragraphs 3.1 and 3.2 hereof, HHG would also issue to Galway, upon the exchange of Carried Interests by Galway and subsequent closings of Hotel acquisitions three through nine, options to acquire shares of HHG Common Stock, with terms similar to the existing options except bearing an exercise price of $1.25 per share, or, to the extent that the option holders have exchanged their options for Class B Preferred, shares of a series of Class B Preferred with terms similar to such series of Class B Preferred exchanged to the option holders except bearing a common stock conversion fee of $1.25 per share of common. The options shall be exercisable (or in the case of Class B Preferred, the Class B Preferred shall be convertible into common) so as to permit Galway to maintain its same percentage ownership of HHG vis-a-vis the existing controlling ownership group of HHG. Galway is advised that RPC will also receive similar stock options or Class B Preferred shares.

3.4 Dilution. Galway acknowledges that HHG is seeking New Funds and may from time to time seek additional capital through issuance of HHG Common Stock or other equity. The percentages of stock set forth in paragraphs 3.1 and 3.2 are based on the assumption of the current issued and outstanding shares of HHG Common Stock of 10,992,828. The number of shares issued to Galway shall be calculated such that Galway would own the stated percentage of HHG Common Stock following each issuance to Galway (excluding any shares issued to obtain the New Funds or obtain additional funding from the calculation). Galway will be protected against dilution of its percentage ownership that would otherwise be effected by the issuance of certain shares to RPC or its assigns under existing agreements between RPC and HHG. In the event of issuance of shares to RPC under such agreement that would otherwise lower Galway's ownership percentage, HHG agrees to issue to Galway an additional number of shares so that Galway maintains its percentage. Similarly, if prior to the issuance of HHG stock to Galway under this Agreement under paragraph 3.1 hereof, any of the controlling shareholders exercise any of their options to purchase common stock of HHG, such that the number of outstanding shares of HHG increases, HHG agrees to issue to Galway an additional number of shares so that Galway receives its full 6%. However, in the event that HHG desires to issue additional equity to obtain the New Funds or obtain additional funding, Galway shall be given a right of first refusal for ten (10) days to purchase the number of shares necessary to maintain its percentage ownership in HHG provided Galway matches the price per share and other terms to offered by such other investor(s). If Galway fails to exercise this right of first refusal, HHG is free to issue shares to the other investor(s) on those terms, and in so doing, Galway's percentage interest in HHG will be reduced. Furthermore, certain stock issuances by HHG do not trigger a right of first refusal in favor of Galway, as follows: (i) shares issued for the current fair market value of such shares (based on the average of the bid and ask prices for the stock in effect immediately prior to the announcement of such issuance), (ii) stock of any class or series issued as a stock dividend exclusively to holders of stock of the same class or series, or upon any subdivision or combination of shares of that class or series, or in connection with a reorganization, recapitalization, reclassification or other similar event exclusively with existing equity owners; (iii) up to 200,000 shares of HHG Common Stock per year, or options exercisable for such HHG Common Stock (such number subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event), issued after the date of this Agreement to directors, officers, employees or consultants of HHG and any subsidiary pursuant to any stock option plan or other equity incentive plan approved by the Board of Directors of HHG; (iv) securities issued solely in consideration for the acquisition (whether by merger or otherwise) by HHG of all or substantially all of the capital stock or assets of any other entity in a bona-fide, arm's length transaction; or (v) securities issued by HHG in a bona fide public offering.

3.5 Unregistered Shares; Restrictions on Transfer. The securities to be issued to Galway under this Agreement will not have been registered under the Securities Act of 1933 (the "Act") or any applicable state securities laws, and may not be sold or transferred by a purchaser in the absence of an effective registration under the Act and any applicable state securities laws or an opinion of counsel acceptable to HHG that such registration is not required. Further, Galway understands that the securities will be deemed "restricted securities" subject to the resale restrictions of the Act and Rule 144 promulgated thereunder. In addition, the securities shall be subject to a shareholders agreement that imposes certain agreements and restrictions on the voting and transfer of the securities.

3.6 Board Representation. Upon HHG's obligation to Galway to issue shares of HHG Common Stock to Galway, HHG agrees to cause a person designated by Galway to be nominated to the Board of Directors. Upon the closing of the ninth Hotel acquisition under this Agreement on or prior to May 31, 2003, HHG agrees to cause a second person designated by Galway to be nominated to the Board of Directors. Upon the issuance of HHG Common Stock to Galway, HHG shall cause the holder(s) of that number of shares of HHG Common Stock, which together with the shares of HHG Common Stock to be held by Galway, is sufficient to cause the election of the Galway nominees to the Board of Directors to execute a stockholders agreement to vote for the nominee(s) to be selected by Galway at each stockholder's meeting at which the election of the Board of Directors is to take place. HHG further agrees, after Galway's right to nominate one or more members of the Board of Directors arises to cause such nominees to be appointed to the Board of Directors pending the next stockholders' meeting. It is intended that after the appointment or election of the two Galway nominees that Galway's board representation will be proportional to the stock ownership position of Galway in HHG, and the size of the Board of Directors may be increased accordingly. Galway agrees to designate William Cavagnaro as its first director nominee and agrees that the identity of the second designee shall be subject to the reasonable approval of HHG.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF HHG

HHG represents and warrants to Galway that:

4.1 Organization and Qualification of HHG. HHG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

4.2 Authorization of Transaction. All necessary action, corporate or otherwise, has been taken by HHG to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the Agreement is the valid and binding obligation of HHG, enforceable in accordance with its terms.

4.3 No Conflict of Transaction With Obligations and Laws. HHG is not in violation of its Certificate of Incorporation or by-laws. Neither the execution, delivery and performance of this Agreement, nor the performance of the transactions contemplated hereby, will: (i) constitute a breach or violation of the Certificate of Incorporation or by-laws of HHG; (ii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which HHG is a party, or give any person the right to accelerate any material indebtedness or terminate any material right; (iii) constitute (with or without the passage of time or giving of notice) a default under or breach of any other material agreement, instrument or obligation to which HHG is a party or by which it or any of its assets are bound; or (iv) result in a violation of any law, regulation, administrative order or judicial order applicable to HHG or its business or assets.

4.4 Litigation. There is no litigation pending (or, to the knowledge of HHG threatened) against HHG and there are no outstanding court orders, court decrees, or court stipulations to which HHG is a party or by which any of its assets are bound, any of which (a) question this Agreement or affect the transactions contemplated hereby, or (b) materially restrict the present business properties, operations, prospects, assets or condition, financial or otherwise, of HHG, or (c) will result in any materially adverse change in the business, properties, operations, prospects, assets or the condition, financial or otherwise, of HHG. HHG has no reason to believe that any such action, suit, proceeding or investigation may be brought against HHG.

4.5 Stock; Capitalization. All shares of HHG Common Stock issued or to be issued by HHG to Galway are or will be upon issuance duly authorized and validly made and all such shares are fully paid and nonassessable. The authorized capital of HHG consists of 100,000,000 shares of HHG Common Stock, of which 10,992,828 shares of HHG Common Stock are validly issued and outstanding, fully paid and non-assessable. Except as shown on Exhibit D hereto there are no (i) outstanding warrants, options or other rights to purchase or acquire, or preemptive rights with respect to, the issuance or sale of, HHG's Common Stock, (ii) securities of HHG directly or indirectly convertible into or exchangable for shares of capital stock of HHG, or (iii) restrictions on the transfer of HHG's Common Stock.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF GALWAY

Galway represents and warrants to HHG that:

5.1 Organization and Qualification of Galway. Galway is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

5.2 Authorization of Transaction. All necessary action, corporate or otherwise, has been taken by Galway to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the Agreement is the valid and binding obligation of Galway, enforceable in accordance with its terms.

5.3 No Conflict of Transaction With Obligations and Laws. Galway is not in violation of its Certificate of Incorporation or by-laws. Neither the execution, delivery and performance of this Agreement, nor the performance of the transactions contemplated hereby, will: (i) constitute a breach or violation of the Certificate of Incorporation or by-laws of Galway; (ii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which Galway is a party, or give any person the right to accelerate any material indebtedness or terminate any material right; (iii) constitute (with or without the passage of time or giving of notice) a default under or breach of any other material agreement, instrument or obligation to which Galway is a party or by which it or any of its assets are bound; or (iv) result in a violation of any law, regulation, administrative order or judicial order applicable to Galway, or its business or assets.

5.4 Litigation. There is no litigation pending (or, to the knowledge of Galway threatened) against Galway and there are no outstanding court orders, court decrees, or court stipulations to which Galway is a party or by which any of its assets are bound, any of which (a) question this Agreement or affect the transactions contemplated hereby, or (b) materially restrict the present business properties, operations, prospects, assets or condition, financial or otherwise, of Galway, or (c) will result in any materially adverse change in the business, properties, operations, prospects, assets or the condition, financial or otherwise, of Galway. Galway has no reason to believe that any such action, suit, proceeding or investigation may be brought against Galway.

5.5 Investment Representations.

(a) Galway is or will acquire the shares of HHG Common Stock for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

(b) Galway understands that an investment in HHG is speculative, that any possible benefits from the investment are uncertain, and that Galway must bear the economic risks of the investment in HHG for an indefinite period of time. Galway is able to bear these economic risks and to hold the shares of HHG Common Stock for an indefinite period of time.

(c) Galway acknowledges and understands that the shares of HHG Common Stock will constitute "restricted securities" under the Securities Act and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Galway understands that the certificate evidencing the shares of HHG Common Stock will be imprinted with a legend which prohibits the transfer of the shares of HHG Common Stock unless they are registered or such registration is not required in the opinion of counsel reasonably satisfactory to HHG.

ARTICLE 6. CONDITIONS OF GALWAY'S OBLIGATIONS

The obligations of Galway hereunder shall be subject to the satisfaction of each of the following conditions:

6.1 Representations and Warranties. The representations and warranties of HHG contained herein or otherwise made in writing by or on behalf of HHG in connection with the transactions contemplated hereby shall be true and correct.

6.2 Performance; No Breach. HHG. shall have performed and complied with all of the agreements and conditions contained herein and required to be performed or complied with by HHG.

6.3 Consents and Waivers. All necessary consents, waivers, approvals, amendments and other action on the part of any person necessary to have been obtained or effected in order to carry out the transactions contemplated by this Agreement shall have been duly obtained or effected and shall be in full force and effect and adequate.

6.4 Corporate Proceedings. All corporate and other proceedings to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to Galway and its counsel.

6.5 Legal Action.

(a) There shall not have been instituted or threatened any material legal proceeding seeking to prohibit the consummation of the transactions contemplated by this Agreement.

(b) None of the parties hereto shall be prohibited by any order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no action or proceeding shall then be pending which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

ARTICLE 7. CONDITIONS OF HHG's OBLIGATIONS

The obligations of HHG hereunder shall be subject to the satisfaction of each of the following conditions:

7.1 Representations and Warranties. The representations and warranties of Galway contained herein or otherwise made in writing by or on behalf of Galway in connection with the transactions contemplated hereby shall be true and correct.

7.2 Performance; No Breach. Galway. shall have performed and complied with all of the agreements and conditions contained herein and required to be performed or complied with by Galway.

7.3 Consents and Waivers. All necessary consents, waivers, approvals, amendments and other action on the part of any person necessary to have been obtained or effected in order to carry out the transactions contemplated by this Agreement shall have been duly obtained or effected and shall be in full force and effect and adequate.

7.4 Corporate Proceedings. All corporate and other proceedings to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to HHG and its counsel.

7.5 Legal Action.

(a) There shall not have been instituted or threatened any material legal proceeding seeking to prohibit the consummation of the transactions contemplated by this Agreement.

(b) None of the parties hereto shall be prohibited by any order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no action or proceeding shall then be pending which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

ARTICLE 8. INDEMNIFICATION

8.1 Indemnification.

(a) HHG shall indemnify and hold harmless Galway and its directors, officers, employees, stockholders, agents and affiliates from and against all Losses (as hereinafter defined) directly or indirectly incurred by or sought to be imposed upon any of them resulting from or arising out of any breach of any of the representations or warranties made by HHG in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or resulting from or arising out of any breach of any covenant or agreement made by HHG in or pursuant to this Agreement.

(b) The right to indemnification under Paragraph (a) is subject to the limitation that HHG shall have no liability under Paragraph (a) unless Galway gives written notice to HHG. asserting a claim for Losses prior to the expiration of one year from the date of discovery.

(c) Galway shall indemnify and hold harmless HHG and its directors, officers, employees, stockholders, agents and affiliates from and against all Losses (as hereinafter defined) directly or indirectly incurred by or sought to be imposed upon any of them resulting from or arising out of any breach of any of the representations or warranties made by Galway in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or resulting from or arising out of any breach of any covenant or agreement made by Galway in or pursuant to this Agreement.

(d) The right to indemnification under Paragraph (c) is subject to the limitation that HHG shall have no liability under Paragraph (c) unless HHG gives written notice to Galway asserting a claim for Losses prior to the expiration of one year from the date of discovery.

8.2 Defense of Third Party Actions.

(a) Promptly after receipt of notice of any Third Party Action, any person who believes he, she or it may be an Indemnified Person will give notice to the potential Indemnifying Person of such action. The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was prejudiced thereby, nor will it relieve it of any liability which it may have other than under this Article 8.

(b) Upon receipt of a notice of a Third Party Action, the Indemnifying Person shall have the right, at its option and at its own expense, to participate in and be present at the defense of such Third Party Action, but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnified Person, unless the Indemnifying Person makes the election provided in paragraph (c) below.

(c) By written notice within 45 days after receipt of a notice of a Third Party Action, an Indemnifying Person may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to the Indemnified Person; provided, however, that the Indemnifying Person agrees (i) to promptly indemnify the Indemnified Person for its expenses to date, and (ii) to hold the Indemnified Person harmless from and against any and all Losses caused by or arising out of any settlement of the Third Party Action approved by the Indemnifying Person or any judgment in connection with that Third Party Action. The Indemnifying Persons shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the giving by the third party claimant of an unconditional release of the Indemnified Person, or consent to entry of any judgment except with the consent of the Indemnified Person.

(d) Upon assumption of control of the defense of a Third Party Action under paragraph (c) above, the Indemnifying Person will not be liable to the Indemnified Person hereunder for any legal or other expenses subsequently incurred in connection with the defense of the Third Party Action, other than reasonable expenses of investigation.

(e) If the Indemnifying Person does not elect to control the defense of a Third Party Action under paragraph (c), the Indemnifying Person shall promptly reimburse the Indemnified Person for expenses incurred by the Indemnified Person in connection with defense of such Third Party Action, as and when the same shall be incurred by the Indemnified Person.

(f) Any person who has not assumed control of the defense of any Third Party Action shall have the duty to cooperate with the party which assumed such defense.

8.3 Payment of Indemnification. Claims for indemnification under this Article 8 shall be paid or otherwise satisfied by Indemnifying Persons within 30 days after notice thereof is given by the Indemnified Person.

8.4 Definitions. For purposes of this Article 8:

"Losses" means all losses, damages (including, without limitation, punitive and consequential damages), liabilities, payments and obligations, and all expenses related thereto. Losses shall include any reasonable legal fees and costs incurred by any of the Indemnified Persons in defense of or in connection with any alleged or asserted liability, payment or obligation, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action.

"Indemnified Person" means any person entitled to be indemnified under this Article 8.

"Indemnifying Person" means any person obligated to indemnify another person under this Article 8.

"Third Party Action" means any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party as to which any person believes it may be an Indemnified Person hereunder.

ARTICLE 9. MISCELLANEOUS

9.1 Termination; Exclusivity.

(a) This Agreement may be terminated (i) by mutual consent of the parties,or (ii) by either party if there has been a material misrepresentation, breach of warranty or breach of covenant by the other party in its representations, warranties and covenants set forth herein.

(b) If this Agreement shall be terminated in accordance with paragraph (a), all obligations of the parties hereunder shall terminate without liability of any party to the others except as provided in Article 8 hereof. In the event that this Agreement is so terminated, each party will return all papers, documents, financial statements and other data furnished to it by or with respect to each other party to such other party (including any copies thereof made by the first party).

(c) Galway and HHG each agrees that from the date hereof until the earlier of (i) June 30, 2007, or (ii) the date a Nonexclusivity Notice is given, that the arrangement set forth herein shall be an exclusive arrangement with respect to pursuing acquisition and financing opportunities for hotel/hospitality properties in the United States, Canada and the Caribbean, and both parties agree that during such exclusive period all such opportunities which either Galway or HHG has shall be pursued in accordance with this Agreement. As used herein, a Nonexclusivity Notice shall be a written notice given by one party to the other that such party desires to terminate the exclusive nature of this Agreement and wishes to be free to pursue acquisition and financing opportunities for hotel/hospitality properties with other persons and/or without the other party to this Agreement. If the closing of the acquisition of two Hotels under this Agreement has not occurred, HHG may, between October 1, 2002 and October 31, 2002 give to Galway a Nonexclusivity Notice. If no Nonexclusivity Notice is given by October 31, 2002, then the exclusive nature of this Agreement shall continue until May 31, 2003. If the closing of the acquisition of ten Hotels under this Agreement has not occurred, HHG may, between June 1, 2003 and June 30, 2003 give to Galway a Nonexclusivity Notice. If no Nonexclusivity Notice is given by June 30, 2003, then the exclusive nature of this Agreement shall continue year by year thereafter until June 30, 2007, so long as the purchases of ten additional Hotels are closed for each 12 month period beginning on July 1 and ending June 30.

9.2 Survival of Representations and Covenants. All representations, warranties, covenants, agreements and obligations made herein or in any schedule, exhibit, notice, certificate or other document executed in connection herewith or delivered by any party to another party incident hereto shall be deemed to have been relied upon by the other party hereto and survive the execution and/or delivery thereof, and all statements contained in any such schedules, exhibit, notice, certificate or other document delivered by either party to the other hereunder or in connection herewith shall be deemed to constitute representations and warranties made by such party herein.

9.3 Notices. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (or in the form of a telegram) addressed as provided below and if either (a) actually delivered at said address, or (b) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States or foreign country mails, postage prepaid and registered or certified, return receipt requested to the other at the address set forth on the first page of this Agreement or at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

9.4 Confidentiality.

(a) Each party undertakes to the other not to use or disclose to any other person any information, data or accounting or liability unwind methodology ("Confidential Material") which is disclosed by either party to the other or which may otherwise come into the possession of either party as a result of the co-operation contemplated in this Agreement, such undertaking to apply even if the Confidential Material is not designated as confidential or is not otherwise indicated as being of a confidential character or is disclosed verbally and not in writing or other material form. Such obligation to keep such information confidential shall continue to apply for 3 years after the termination of this Agreement.

(b) The undertaking in Section 9.4(a) shall also apply to the terms of this Agreement and any property acquisitions that are made under it. Neither party shall make any public announcement or any disclosure of the relationship with the other party without the other party's express written consent as to the exact form of such announcement or disclosure.

(c) Each party further undertakes to the other:

  (i) Not to use for its own business purposes any information of whatever nature disclosed to it by the other concerning the other's business contacts, including information relating to proposed business opportunities; and

  (ii) The requirements of this Section 9.4 shall not apply to the extent (a) any disclosure is required by law, (b) the contents of such information become publicly available or nonconfidential other than by reason of improper disclosure by a party, (c) disclosures are reasonably necessary to be made to legal counsel, independent auditors or other expert or agents to whom it is advisable to disclose such information and are informed of its confidential nature, (d) such information was available to a party on a nonconfidential basis, (e) the contents of such advice have been developed independently by any party or (f) at any time following two (2) years after the date of this Agreement.

9.5 Assignment; Rights of Successors and Assigns. This Agreement shall not be assignable by either party. All representations, warranties, covenants, agreements and obligations hereunder made by or on behalf of the parties hereto shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not.

9.6 Entire Agreement. This Agreement (including all exhibits or schedules appended to this Agreement and all documents delivered pursuant to or referred to in this Agreement, all of which are hereby incorporated herein by reference) constitutes the entire agreement between the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto, have been expressed herein or in the documents incorporated herein by reference.

9.7 Amendments and Waivers. This Agreement, or any term, covenant, agreement, condition or provision hereof, may be amended, terminated or waived (either generally or in a particular instance and either retroactively or prospectively), upon written consent of the parties hereto; provided however, that no waiver or consent on any one instance shall be deemed to be or be construed as a further or continuing waiver of any such term or condition unless it expressly so provides.

9.8 Governing Law; Severability. This Agreement shall be deemed a contract made under the laws of the State of Texas and, together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such State. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

9.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed in original but all of which together shall constitute one and the same instrument.

9.10 Effect of Table of Contents and Headings. Any table of contents, title of an article or section heading herein contained is for convenience of reference only and shall not affect the meaning of construction of any of the provisions hereof.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the parties hereto or their duly authorized representatives, effective as of the date first above written.

Corporate Seal HARRELL HOSPITALITY GROUP, INC.

ATTEST:

        By:____________________________

___________________________ Paul L. Barham,

Secretary Chief Executive Officer

Corporate Seal GALWAY FINANCIAL GROUP, INC.

ATTEST:

By:____________________________

___________________________ William Cavagnaro,

Secretary  President

By:____________________________

Stephen Olsen,

Managing Director

    EXHIBIT A

  EXPENSES APPROVED FOR REIMBURSEMENT (" Approved Expenses")

  1.                  Interest on loans from HHG to pay Approved Expenses

2. Travel directly related to a specific hotel project

3. Third party reports and costs related to a specific hotel project

4. Legal fees reference LOI and contract negotiation, due diligence and closing

  5.                  Franchise, escrow and lender fees and costs

  6.                  Closing costs

  7.                  Deal specific referral, introduction and buyer's brokerage fees approved in advance by both HHG and GFG

  8.                  Accounting and tax advice reference deal structure

  9.                  Deal specific licenses, permits and similar fees

  10.              Deal specific recruitment and relocation costs

  11.              Any other extraordinary costs and expenses agreed by both GFG and HHG

EXHIBIT B

    EXPENSES NOT APPROVED FOR REIMBURSEMENT

  1.                  Corporate overhead, salaries, rent, telephone, or other costs of HHG or GFG

  2.                  Non deal specific travel, entertainment or other out of pocket expenses

  3.                  First class travel

  4.                  Third party deal costs and fees incurred without the approval of GFG and HHG

  5.                  Amounts in excess of pre agreed limits of Approved and Budgeted expenses, unless agreed in writing by both GFG and HHG

EXHIBIT C

EXPENSE BUDGET FOR THE ACQUISITION OF ____________________________

EXPENSE TYPE PARTY RESPONSIBLE BUDGET $

EXHIBIT D

        HARRELL OPTIONS

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